Exhibit 12

                                    MASSACHUSETTS ELECTRIC COMPANY
                          Computation of Ratio of Earnings to Fixed Charges
                                            (SEC Coverage)
                                             (Unaudited)
                                    12 Months
                                      Ended
                              September 30, 1996                          Years Ended December 31,
                                    Actual                    -------------------------------------------------------------
                                     (Unaudited)  1995        1994        1993       1992      1991
                                  --------------  ----        ----        ----       ----      ----
                                                                      (In Thousands)
Net Income                            $38,719     $29,101    $34,726     $23,779     $34,905   $25,243
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Add income taxes and fixed charges
----------------------------------
 Current federal income taxes          24,928       9,437     (6,762)      5,606       3,977     8,568
 Deferred federal income taxes         (4,186)      6,156     24,932       3,430      13,451     3,889
 Investment tax credits - net          (1,121)     (1,132)    (1,228)     (1,228)     (1,228)   (1,194)
 Massachusetts franchise tax            4,982       3,935      4,681       3,348       3,858     2,920
 Interest on long-term debt            26,865      25,901     20,967      23,403      21,910    20,157
 Interest on short-term debt and other  6,377       6,784      6,366       3,638       3,657     3,643
                                      -------     -------    -------     -------     -------   -------

Net earnings available for fixed charges          $96,564    $80,182     $83,682     $61,976   $80,530        $63,226
                                      -------     -------    -------     -------     -------   -------

Fixed charges:
 Interest on long-term debt           $26,865     $25,901     20,967     $23,403     $21,910   $20,157
 Interest on short-term debt and other  6,377       6,784      6,366       3,638       3,657     3,643
                                      -------     -------    -------     -------     -------   -------
     Total fixed charges              $33,242     $32,685    $27,333     $27,041     $25,567   $23,800
                                      =======     =======    =======     =======     =======   =======

Ratio of earnings to fixed charges      $2.90        2.45       3.06        2.29        3.15      2.66
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